                            SUBSIDIARIES OF THE REGISTRANT


                                                    Percentage         State of
                                                        of          Incorporation
    Parent                        Subsidiary         Ownership      or Organization
    ------                        ----------         ---------      ---------------
Permanent Bancorp, Inc.       Permanent Federal        100%           United States
                                Savings Bank

Permanent Federal             Perma Service Corp.      100%           Indiana
  Savings Bank

Perma Service Corp.           Permanent Family         100%           Indiana
                                Insurance, Inc.
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